Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aleris International, Inc. 2004 Equity Incentive Plan of our report dated March 5, 2004 (except for “Revisions and Reclassifications” in Note A, as to which the date is October 20, 2004) with respect to the consolidated financial statements of IMCO Recycling Inc., as amended, included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 1, 2005